PURCHASE AGREEMENT

          THIS AGREEMENT is made this 14th day of August, 1995,
by and between C&L Acquisitions Corporation, a Nevada corporation ("Acquisition"), Henry Mutz, Chris O'Connor and Ken Hurst (together collectively referred to as the "Shareholders") who together are all of the Shareholders of Valley Communications, Incorporated, a California corporation ("VCI").
                       W I T N E S S E T H
          WHEREAS, VCI's principal business includes, but is not necessarily limited to, the design, engineering, installation and testing of all major structural wiring system for both voice and data networking and design services; and
          WHEREAS, Shareholders own 100% of the issued capital
stock of VCI; and
          WHEREAS, VCI and the Shareholders desire to transfer
80% of the issued capital stock of VCI owned by the Shareholders;
and
          WHEREAS, Acquisition desires to acquire 80% of the issued capital stock of VCI on the terms and subject to the conditions herein contained,
          NOW, THEREFORE, it is agreed as follows:
                            ARTICLE I
                     Transfer of VCI Shares
          1.1. Transfer. At the Closing (as defined below), and subject to the terms and conditions herein set forth, each of the
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Shareholders shall sell to Acquisition, and Acquisition shall buy from each of the Shareholders, twenty thousand (20,000) shares of the common stock of VCI, which represents 80% of all of the issued outstanding capital stock of VCI.
          1.2. Purchase Price. In consideration for the pur-chase of sixty thousand (60,000) shares (representing 80%) of the capital stock of VCI owned by Shareholders, Acquisition shall pay to the Shareholders:
               (a) at Closing, the sum of Three Million-Nine Hundred-Ten Thousand Dollars ($3,910,000) by delivery of a Promissory Note (the "Note") payable in six (6)
     installments, commencing on January 1, 1996 with simple interest at ten percent (10%) per annum as more specifically set forth in Exhibit 1.2(b).
               (b) (i) fifteen (15) days after receipt of the August 31, 1996 VCI audit, a sum, if any, equal to
          VCI's Pretax Operating Profits for the fiscal year ending August 31, 1996 less $1,300,000;
                    (ii)  fifteen (15) days after receipt of the
          September 1, 1996 through March 31, 1997 VCI audit,
          a sum, if any, equal to (A) VCI's Pretax Operating Profit for said seven (7) month period less $758,000
          (B) divided by two.
                    (iii) fifteen (15) days after receipt of the March 31, 1998 through March 31, 2001 VCI audit, a sum,
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          if any, equal to (A) VCI's Pretax Operating Profit for
          each of said years less $1,300,000 for each of said years (B) divided by two;
                    (iv)  Pretax Operating Profits.  Pretax
          Operating Profits are earnings before interest and taxes, and before extraordinary gains or losses for the year or period involved, prepared in accordance with generally accepted accounting principles ("GAAP") con-sistently applied and consistent with those accounting methods used in the preparation of the Closing Finan-cial Statement under section 6.7 hereof. Management fees charged to VCI by Acquisition or its affiliates in any fiscal year shall be $100,000 which shall include, but is not limited to, tax preparation, internal audits, year-end audit, participation as necessary in union negotiations, financial assistance in negotiation with lenders for an appropriate line of credit, board meetings and acquisition assistance for VCI. Items of expense incurred by VCI as a direct result of this acquisition shall not be included. Interest on Sub-Debt (as defined herein) shall be a charge in determining Pretax Operating Profits.
               (v) As long as Shareholders are or may become entitled to any payment under this paragraph, Acquisition will not permit VCI to be merged or consolidated with any
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     other entity or to be dissolved, without the prior written consent of Shareholders.
          1.3.  Security.  The Note shall be secured by a
pledge of the interest of Acquisition in VCI, which shall be documented substantially in the form of the Security Agreement ("Acquisition's Security Agreement") attached hereto as Exhibit 1.3, and which Security Agreement shall be effective for only so long as any balance is owing on the Note.
          1.4. Shareholders Agreement. Immediately after the Closing, Acquisition, VCI and the Shareholders will enter into a shareholders agreement (the "Shareholders Agreement") attached hereto as Exhibit 1.4 which will incorporate the following terms:
               (a)  Any shareholder or combination of
     shareholders of VCI owning 10% or more of the common stock of VCI shall have the right to require VCI to pay quarterly dividends, provided that such dividend payment (i) does not reduce the net worth of VCI below One Million-Four Hundred Thousand Dollars ($1,400,000), (ii) does not render VCI insolvent or otherwise impair its capital, (iii) does not violate any agreement with creditors of VCI, and (iv) is not in contravention of otherwise applicable laws. VCI may sell subordinated notes (Sub-Debt) due in five years and bearing interest at 25% per annum with interest payments due quarterly not to exceed the amount of dividends paid by VCI after the date of closing. Such Sub-Debt shall be offered
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     to all shareholders in proportion to their percentage
     ownership of the common stock of VCI, provided that if any shareholder declines to purchase any such note, the note shall be offered to all shareholders who did purchase notes in proportion to their relative holdings of common stock of VCI.
               (b) No shareholder shall be permitted to sell, transfer, hypothecate, pledge or assign any interest in shares of VCI without the consent of Acquisition, except as set forth in Article II of Exhibit 1.4.
               (c) In the event that during the term of the Employment Contract attached hereto as Exhibit 4.22, a Shareholder voluntarily terminates his employment with VCI, or if he is terminated by VCI pursuant to Sub-paragraphs 6(c), 6(d) and 6(e) of the Employment Contract, such Shareholder will be required to sell at VCI's option, such Shareholder's interest in VCI. If such Shareholder is terminated by VCI, pursuant to Sub-paragraphs 6(a) or 6(b)
     of this Employment Contract, such Shareholder will be required to sell at VCI's option fifty percent (50%) of such shareholder's interest in VCI on the date of termination, and the remaining 50% of such shareholders interest at the end of the five-year period beginning on the date of the Closing.
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  In addition, by written notice given during a period commencing
15 days after receipt by the Shareholders of the VCI audit and financial statements for the fiscal year ended March 31, 2000, and expiring 30 days after receipt by the Shareholders of the VCI audit and financial statements for the fiscal period ended March 31, 2004, any of the Shareholders will have the right to require VCI to purchase such Shareholder's interest in VCI. For this purpose, VCI will be valued at a multiple of four times average Pre-Tax Operating Profits (as defined in Section 1.2) before interest and taxes for the two fiscal years immediately preceding the date of termination of employment or the date the notice is given, as the case may be, less the aggregate amount of any Sub-Debt and related accrued and unpaid interest thereon, and other interest bearing debt not related to the acquisition of VCI by Acquisition.
               (d) In the event of a sale by Acquisition of its interest in VCI, the Shareholders agree to tender their interest for sale to the same buyer at the same price and terms on a proportionate basis, but not less than the price as determined using the formula set forth in Paragraph
     1.4(c) above, as received by Acquisition, and pay a prorated amount of any costs of sale.
               (e) With respect to each fiscal year (or portion of fiscal year) described in Section 1.2(b), VCI shall pay a special dividend in the amount of the lesser of (i)
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     $1,300,000 (prorated for any period less than one fiscal
     year, or (ii) the Pre-Tax Operating Profit of VCI for such period.
               (f)  The Board of Directors of VCI shall consist
     of five (5) members. The Shareholders, as a group shall be entitled to appoint two (2) of the members of the Board of Directors.
          1.5. Time and Place of Closing. The closing of the transactions contemplated under Article I, above (the "Closing"), shall take place at 10:00 a.m., local time, on the day which is fifteen (15) business days after final resolution of the Closing Financial Statement as set forth in paragraph 6.7 hereof, at 8200 West Brown Deer Road, Suite 200, Milwaukee, Wisconsin 53223, or
at such other time and place as is mutually agreed. The effec-tive date of Closing shall be as of August 31, 1995. As of such date and providing the Closing is completed, all profits and losses of VCI shall inure to the benefit of or become the liability of Acquisition.
                           ARTICLE II
                 Representations and Warranties
          2.1. Representations and Warranties of the Share-holders. Each of the Shareholders hereby jointly and severally represent and warrant to Acquisition that the following state-ments are true and correct, except as otherwise set forth in the
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Disclosure Schedule to be delivered in accordance with section
4.1 below.
               (a)  Authority of Shareholders.  Each of the
     Shareholders has the power and authority to enter into this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.
               (b) No Conflicts. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions of this Agreement, by the Shareholders, will
     (i) conflict with, result in any breach or violation of, or require any consent, approval, registration or filing under any provision of the charter documents of VCI or any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Shareholders, or (ii)
     violate or conflict with, result in a breach under, or require any consent or approval under, any agreement, instrument or document to which the Shareholders or VCI are subject, or (iii) result in the creation or imposition of any lien, claim or incumbrance upon any of the assets of
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     VCI.  No consent, approval, order or authorization of, or
     registration, declaration or filing with, any court, governmental authority or instrumentality or other third party is required to be obtained or made in connection with the execution and delivery of this Agreement or compliance with the terms and provisions of this Agreement.
               (c) Ownership of Stock. Each of the Shareholders is the record and beneficial owner of the shares of common stock of VCI set forth after their names on Exhibit
     2.1(c)(i) and will continue to own such shares until the Closing. Such shares are fully paid and nonassessable and are owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability and represent all of the outstanding capital stock of VCI.
               (d)  Subsidiaries.  VCI has no subsidiaries as
     that term is defined in the following sentence. A sub-sidiary is defined as a corporation which is directly or indirectly controlled by VCI.
               (e) Due Organization. VCI is duly organized, validly existing and in good standing under the laws of the State of California. VCI has the corporate power and authority to conduct its business as heretofore conducted and to own or hold under lease its properties and assets.
     VCI is not a party or subject to any agreement or commitment
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     restricting the conduct of its business as heretofore
     conducted at any location. There are no jurisdictions in which the character of the properties owned or leased by, or the nature of the business conducted by VCI makes qualifica-tion to do business as a foreign corporation necessary, except any such jurisdiction where failure to so qualify could not reasonably be expected to have an adverse effect upon VCI, its properties or business.
               (f) Capital Stock. The authorized capital stock of VCI consists of 500,000 shares of common stock, no par value, of which 75,000 shares are validly issued and outstanding, fully paid and nonassessable. VCI is not authorized to issue any other class of capital stock. VCI has not issued any shares of capital stock or any other securities in violation of any preemptive rights or any applicable securities or other laws, and there are no existing options, warrants, rights, calls, puts or commit-ments of any character relating to authorized but unissued shares of the capital stock of VCI or to any other secu-rities issued or to be issued by VCI. There are no voting agreements, understandings or arrangements, whether written or oral, which govern the voting of any capital stock of
     VCI, the management of VCI, or the sale or transfer of the capital stock of VCI, except as set forth in the Disclosure Schedule.
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          (g)  Financial Statements.  Attached hereto as Exhibit
2.1(g) are (i) Unaudited Financial Statements for the three (3) years ended October 31, 1992, 1993, and 1994, including Balance Sheets, Statements of Operations, Cash Flows and Notes thereof and (ii) Interim Unaudited Financial Statements for the period ended April 30, 1995. All of the aforementioned Financial Statements are true and correct and fairly present the financial position and results of operations and cash flows of VCI as of the dates and for the periods indicated, contain and reflect all necessary adjustments and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The Financial Statements of October 31, 1994 shall be referred to herein as the "Current Financial Statement."
               (h)  Absence of Changes.  Since the date of
     Current Financial Statement, there has not been:
                    (1)  any adverse change or knowledge of any
          impending adverse changes in the assets, liabilities, working capital financial conditions, business or prospects of VCI,
                    (2)  any transaction, sale, lease, transfer
          or assignment of any assets, tangible or intangible, other than in the ordinary course of business,
                    (3)  any capital expenditure exceeding
          $50,000.  Any damage, destruction or loss, whether or
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          not covered by insurance, adversely affecting the busi-
          ness, operations, prospects, or financial condition of VCI,
                    (4)  any declaration or setting aside or
          payment of any dividend or other distribution with respect to the shares of capital stock of VCI or any redemption, purchase or other acquisition of any such shares by VCI,
                    (5) (i) any increase in the rate or terms of compensation payable to, or any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan on behalf of, their directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases), or (ii) any general or uniform increase in the compensation or benefits of employees, or (iii) any compensation paid or payable to any Shareholder in excess of $150,000 on an annualized basis, or (iv) any payment of bonus compensation to Shareholders, or (v) any payment or declaration of dividends,
                    (6) any entry into, amendment or termination of any license, agreement, commitment or transaction

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          (including without limitation, any borrowing, capital
          expenditure or capital financing) by VCI, except agree-ments, commitments or transactions entered into in the ordinary course of business or as contemplated herein,
                    (7)  any change in accounting methods, prin-
          ciples or practices,
                    (8)  any (i) creation, incurrence or assump-
          tion of any indebtedness for money borrowed, including obligations in respect of capital leases, but excluding purchase money mortgages, if any, granted in connection with the acquisition of property in the ordinary course of business, (ii) short-term indebtedness in an amount not to exceed the sum of the aggregate amount of such short-term indebtedness outstanding as of the date of Current Financial Statement, or (iii) intercompany loans or advances,
                    (9)  any waiver or release of any right or
          claim of VCI, except in the ordinary course of
          business,
                    (10)  any other event or condition of any
          character that has or might have an adverse effect on the financial condition, business, assets or prospects of VCI,
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                    (11)  any issuance or sale by VCI of any
          shares of capital stock of any class or of any other
          securities, or
                    (12)  any change in the status of items
          accounted for on the basis of estimated or tentative, preliminary, or inconclusive data,
                    (13)  any new contingent liabilities,
                    (14)  any adjustments to the Interim
          Unaudited Financial Statements of VCI,
                    (15) any agreement by VCI or Shareholders to do any of the things described in the preceding clauses
          (1)-(14).
               (i)  Taxes.
                    (1) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.
                    (2)  VCI has duly filed all reports and
          returns of Taxes required to be filed by it and has
          duly paid or made provisions for payment of all Taxes
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          and other charges shown on such reports and returns
          which are due.
                    (3)  The reserves for Taxes reflected in the
          Closing Financial Statement will be adequate, and there will be no tax liens upon any property or assets of
          VCI, except liens for current taxes not yet due or delinquent and the validity of which is being contested in good faith by appropriate proceedings.
                    (4)  The federal income tax returns of VCI
          have not been examined by the Internal Revenue Service except for periods set forth in the Disclosure
          Schedule, and, except to the extent shown therein,
          all deficiencies asserted as a result of any such examinations have been paid or finally settled.
                    (5)  There are no outstanding agreements or
          waivers extending the statutory period of limitation applicable to any income tax return for any period of VCI.
               (j)  Title and Related Matters.
                    (1) VCI owns, leases, or licenses all of the property and assets, personal and real, tangible or intangible, used by it in connection with the conduct of its businesses as historically conducted. VCI has good title to such property and assets, other than leased or licensed property or assets, including
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          without limitation the properties reflected in the
          Current Financial Statement, free and clear of all security interests, claims, charges or other encumbrances.
                    (2) The Disclosure Schedule will set forth a complete and accurate list of all the real property owned and/or leased by VCI. The leases so listed are valid and effective in accordance with their terms and are in full force and effect; no event has occurred which (with or without notice, lapse of time, or both) constitutes a default by any party thereunder.
                    (3)  The zoning of each parcel of property
          described in Exhibit 2.1(j)(2) permits the presently existing improvements and the continuation of the business presently being conducted on such parcel.
               (k) Inventory. The inventory owned by VCI is not in excess of VCI's requirements for VCI as the business is and has been historically conducted. The inventory reflected in any and all Financial Statements referred to
     in section 2.1(g) hereof consist of items of a quality and quantity usable and salable in the ordinary course of business by the VCI, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books at net realizable market value or have been provided for by adequate reserves.  All
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     items included in the inventory are property of VCI.  The
     inventory reflected in said Financial Statements is based upon quantities determined by physical count or measurement and were valued at the lower of cost or market on first-in, first-out and on a basis consistent with that of prior years.  No item included in the inventory is held on
     consignment from others.
               (l) Patents, Trademarks, and Other Intellectual Property. The Disclosure Schedule will list all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights and other intellectual property owned or utilized by VCI.  With
     respect to the property and rights so listed, (i) VCI is the owner or is licensed or otherwise has the right to use the same in the conduct of its business, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, (ii) no claims have been asserted
     by any person challenging such rights which would have an adverse effect on the businesses of VCI, (iii) none of the property and rights so listed infringes or otherwise vio-lates the rights of others or is being infringed upon by others, and (iv) no licenses, sublicenses or agreements pertaining to any of the aforesaid have been granted by
     VCI and (v) none of intellectual property for which the
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     Companies are licensed will expire prior to December 31,
     2000.
               (m)  Contracts and Commitments.
               (1) the Disclosure Schedule will set forth a complete and accurate list of (i) any contract for the lease or license of personal property from third parties providing for lease payments in excess of Five Thousand Dollars ($5,000) per annum, (ii) any contract in effect on the date hereof which involves more than Ten Thousand Dollars ($10,000) for the purchase of goods or services or for the sale of services or goods by VCI, (iii) any joint venture or partnership agreement, (iv) any agreement or instrument under which VCI is indebted for borrowed money, (v) any agreement with stockholders, directors, officers, employees, agents, sales representatives, consultants, distributors or dealers, and (vi) any other contract, lease, license or commitment, whether written or oral, involving aggregate consideration to or an aggregate expenditure by
               VCI in excess of Ten Thousand Dollars ($10,000).
                    (2)  all purchase contracts or commitments
               and all sales contracts and commitments of VCI
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               have been entered into in the ordinary course of
               business.
                    (3)  each of the contracts or obligations to
               be listed in the Disclosure Schedule is in full force and effect. There is not under any such contract or obligation any event which has or
               (with or without notice, lapse of time, or both) would constitute a default on the part of VCI and which has or would have an adverse effect on the business or assets of VCI.
                    (4)  VCI is not a guarantor or otherwise
               liable for any indebtedness of any person, firm,
               or corporation.
                    (5)  the consummation of the transactions
               contemplated hereby, and the continuation of the business of VCI after the date of Closing in the same manner as conducted prior to such date, will not (i) conflict with or result in a breach of or default under, or cause or permit the termination or acceleration of the maturity of, or otherwise impair any contract, agreement, lease, commitment, indenture, loan or credit agreement or any other agreement or instrument or obligation to which VCI is a party or by which VCI or any of its properties may be affected or is bound or (ii)
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               require any consent, approval or waiver under any
               contract, agreement, lease, commitment, indenture, loan or credit agreement or any other agreement or instrument or obligation to which VCI is a party or by which VCI or any of its properties may be affected or is bound.
               (n) Litigation. VCI is not subject to any judg-ment or order of any court or governmental or regulatory authority or body of any jurisdiction, domestic or foreign, relative to the business, operations, or financial condition of VCI nor are there any charges, complaints, or lawsuits pending or threatened by or against or relating to VCI which would have an adverse effect on the business, operations, or financial condition of VCI.
               (o) Insurance. The policies of fire, liability, workmen's compensation and other similar forms of insurance carried by VCI on its assets and operations will be described in the Disclosure Schedule. All such policies are in full force and effect; all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy and all such policies have adequate coverage and limits to cover any loses which are insurable and which could occur. Such policies are valid,
                                   20
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     outstanding and enforceable policies, and will not in any
     way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.
               (p)  Labor Matters.
                    (1)  The Disclosure Schedule will list all
          profit sharing, pension or retirement plans, programs, arrangements or agreements, health care plans, cafeteria plans, and each other employee benefit plan, program or agreement maintained by or contributed to or required to be contributed to for the benefit of any employee or terminated employee of VCI, whether formal or informal (the "Plan" or "Plans"). There is no plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of VCI.
                    (2)  No Plans are covered by Title IV of the
          Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), nor has VCI ever maintained any such Plan covering its employees or former employees. Each Plan of VCI is, and at all times has been, in compliance with ERISA in all material respects.
                    (3) VCI is in compliance with all applicable laws respecting employment and employment practices,
                                   21
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          terms and conditions of employment and wages and hours.
          There is no labor strike, dispute, slowdown, represen-tation campaign or work stoppage actually pending or threatened against or affecting VCI. VCI has not experienced any material work stoppage in the past five years.
               (q) Operating Assets. The assets of VCI, both tangible and intangible, constitute all of the personal property necessary for the conduct of its business as now conducted.
               (r) Customers. The Disclosure Schedule contains a list of the ten largest customers with summaries of the sales made to each of said customers during the most recent fiscal year. None of the customers so listed have ceased doing business with or have materially altered the amount of the business that they are presently doing with VCI.
               (s) Accounts Receivable. The Disclosure Schedule contains an accurate aging of the accounts receivable reflected in the Current Financial Statements. These accounts receivable and all accounts receivable of VCI arising after said date arose from valid sales in the ordinary course of business.
               (t) Income Tax Returns. The Disclosure Schedule shall contain all Federal and State income tax returns filed by VCI for each of its last three (3) fiscal years.
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
               (u) Environmental Laws. VCI is in compliance with all material provisions of the Comprehensive Environ-mental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Toxic Substances Control Act of 1976, the Solid Waste Disposal Act, the Clean Water Act and the Clean Air Act, each as amended, all other federal, state or local laws or ordinances, including orders, rules and regulations there-under, regulating or otherwise affecting the environment and/or the disposal of wastes or other materials and all similar legislation applicable to operations outside of the United States (collectively "Environmental Laws"). During its occupancy of the parcels identified in the Disclosure Schedule, VCI has not caused or permitted materials to be generated, stored, treated, recycled, disposed of on, under or at such parcels, which materials, if known to be present, would require clean-up, removal or other remedial or responsive action under Environmental Laws. VCI is not subject to any judgment, decree, order or citation related to or arising out of Environmental Laws, and VCI has not been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under Environmental Laws. VCI has timely obtained all permits, licenses and approvals required under Environmental Laws, and all such permits, licenses and approvals are in full force and effect, and any fees and/or conditions for such permits, licenses and approvals have been paid and are complied with. VCI has disposed of all waste in compliance with all Environmental Laws, and there is no existing condition that may form the basis of any present or future claim, demand or action seeking clean-up of any facility, site, location or body of water, surface or subsurface, for which VCI could be liable or responsible as a result of the disposal of its waste at such site. All environmental surveys regarding any real estate now owned or previously owned by VCI will be set forth in the Disclosure Schedule.
               (v) Licenses, Permits and Authorizations. VCI has all approvals, authorizations, consents, licenses, franchises, orders and other permits of, and has made all filings with, any governmental authority, whether foreign, federal, state, regional or local, which are required for the conduct of its business as presently being conducted, and all such licenses, permits and other authorizations will be listed in the Disclosure Schedule. All such approvals, authorizations, consents, licenses, franchises, orders and other permits are in full force and effect, and all fees and charges payable with respect thereto have been paid.
               (w) Compliance with Laws. VCI is in compliance with all applicable laws, ordinances and governmental regulations, noncompliance with which could have an adverse effect on VCI, its assets, business, prospects or condition, financial or otherwise, and all services and products provided by VCI, and all marketing material and distribution arrangements used or employed by VCI, conform to all requirements of applicable laws, rules and regulations.
               (x) Absence of Undisclosed Liabilities. There will be no obligations or liabilities, secured or unsecured (whether accrued, absolute, contingent or otherwise), of VCI as of the Net Worth Date, except for (i) the liabilities and obligations reflected or reserved for in the Closing Finan-cial Statement, (ii) liabilities or obligations incurred in the normal and ordinary course of business since the date of the Closing Financial Statement, (iii) liabilities and obli-gations which, under generally accepted accounting princi-ples, would not be required to be disclosed on a balance sheet but which are disclosed in the Disclosure Schedule, and (iv) liabilities arising hereunder.
               (y) No Omissions. No representation or warranty by the Shareholders contained in this Agreement or in any writing to be furnished pursuant thereto to Acquisition contains any untrue statement of fact or omits to state any fact required to make the statements herein or therein contained not misleading.
               (z) Brokers. No broker, finder, or other person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement by reason of any action taken by VCI or any of the Shareholders, except for the Bentley Companies.
               (aa) Warranties and Guaranties. Neither VCI nor Shareholders has taken any action which would cancel, terminate, reduce or impair the validity, enforceability or good standing of any of the warranties and guaranties obtained from contractors, subcontractors, manufacturers, suppliers and vendors otherwise held by the Company.
               (bb)  Exhibits and Deliveries.  All exhibits
     attached or to be attached hereto pursuant to any provisions of this Agreement do now and will accurately reflect the true, correct and complete list and description of all items and matters referenced therein. Shareholders have delivered or exhibited or will deliver or exhibit to Acquisition true, correct and complete originals or copies of all documents and instruments referenced, listed or described in all of the exhibits, including any and all riders, attachments, addenda and amendments thereto, and guaranties thereof. The Shareholders will provide all Exhibits required herein to Acquisition within fourteen (14) days after the date of this Agreement.
          2.2. Representations and Warranties of Acquisition. Acquisition represents and warrants to the Shareholders as follows:
               (a)  Due Organization.  Acquisition is duly
     organized and validly existing and in good standing under the laws of the State of Nevada.
               (b) Authority. Acquisition has the power and authority to enter into this Agreement and to perform its obligations hereunder. All actions on the part of Acquisi-tion necessary to duly authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement has been duly executed and delivered by Acquisi-tion and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, mora-torium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.
               (c) No Conflicts. Neither the execution and delivery of this Agreement by Acquisition will conflict with, result in any breach or violation of, or require any consent, approval, registration or filing under, any provision of the charter documents of Acquisition or any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Acquisition.
               (d) Brokers. No broker, finder or other person is entitled to any brokerage or finder's fee or commission from Acquisition or any of its affiliated companies in connection with the transactions contemplated by this Agreement by reason of any action taken by Acquisition or its affiliates.
                           ARTICLE III
                     Conduct Pending Closing
          3.1. Conduct Pending Closing. From date of this Agreement and until the Closing, the Shareholders shall cause VCI to carry on its business diligently and substantially in the manner as heretofore conducted. The Shareholders shall not permit VCI to enter into any contract or commitment or to engage in any transaction not in the ordinary course of business and not consistent with past business practices. The Shareholders shall cause VCI to preserve for Acquisition VCI's business organiza-tion, including present key employees, and their relationships with customers, suppliers and others having business relations with VCI. Furthermore, and without limiting the scope of the foregoing, the Shareholders (in their capacity as shareholders, directors and officers of VCI) shall:
               (a) not permit VCI to make any capital expendi-tures, or commitments with respect thereto (including, without limitation, capital leases), other than capital expenditures or commitments not in excess of $50,000 in the aggregate,
               (b)  not permit VCI to amend its charter
     documents,
               (c)  not take any action which would cause a
     breach of any of the representations and warranties made by the Shareholders in this Agreement or take any action which would make any of the Representations or Warranties untrue if made at the time of Closing,
               (d) not permit VCI to declare or pay any dividend on, or make any distribution in respect of, its capital stock, or directly or indirectly redeem, purchase, or other-wise acquire any of its capital stock or issue any stock rights, warrants or options,
               (e) not permit VCI to make any pre-payments in respect of any Company liability. Company will discharge its obligations when due,
               (f) require VCI to take all corporate and other action necessary to consummate the transaction contemplated hereby and will obtain all corporate and similar consents and approvals required to enable it to carry out the transactions contemplated in this Agreement.
               (g) not permit VCI to do, or agree to do any of the following acts: (i) grant any increase in salaries payable or to become payable by either of them, to any officer, employee, sales agent, or representative, (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment, or (iii) modify any collective bargaining agreement to which it is a party or by which either may be bound.
                           ARTICLE IV
                      Conditions Precedent
          4.1. Conditions Precedent to Obligations of Acquisi-tion. The obligations of Acquisition to purchase the shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this section 4.1. Acquisition may waive any or all of these condi-tions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Acquisition of any of its other rights or remedies, at law or in equity, if Shareholders or VCI shall be in default of any of their representations, warranties, or covenants under this Agreement.
               (a) each representation and warranty made by the Shareholders in this Agreement shall be true and correct on and as of the date of the Closing with the same effect as though each such representation and warranty had been made or given on and as of such date,
               (b) the Shareholders shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing,
          (c) no suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which otherwise seeks to affect, or could affect, the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated,
               (d) the Shareholders shall have tendered delivery of the items required under section 5.1 below,
               (e) based upon the Closing Financial Statement, VCI's earnings, before interest and State and Federal income taxes ("the EBIT earnings") and before Shareholders' com-pensation in excess of $375,000, will be no less than $1,100,000.
               (f)  the Closing Financial Statement must be
     free and clear of all interest bearing debt in excess of $300,000, except for the debt relating to the installation of new computers incurred on or about July 1995 and estimated at $100,000.
               (g) the Closing Financial Statement shall reflect a minimum Net Worth in VCI of no less than $1,400,000 after subtracting from assets all notes or accounts receivable from Shareholders, Officers, Directors or Employees.
               (h) Shareholders and VCI shall not have received any notice or indication of the intention or reason to believe that any of its customers or suppliers will cease doing business or reduce the business transacted or terminate any agreements with VCI, and VCI shall not have been adversely affected as a result of any transaction or event occurring prior to the Closing. Events shall include, but not limited to, destruction of VCI's headquarters, branch offices or the death or disability of any Shareholders.
               (i) Acquisition shall have secured and shall be the sole beneficiary of a five (5) year key man term life insurance policies on the lives of each of the Shareholders, at the discretion of Acquisition, except as set forth in
     Exhibit 4.1(i).
               (j) Acquisition shall have received all other documents required to be delivered to it in this Agreement.
               (k) Shareholders shall have executed a Security Agreement in substantially the form of Exhibit 4.1(k) representing a pledge of 20% of the Common Stock of VCI to secure Shareholders representations and warranties contained in Article II hereto, for as long as such warranties are effective pursuant to the terms of this Agreement.
               (l) VCI shall have all necessary or appropriate permits for the conduct of its business, including but not limited to necessary contractors licenses for the State of California.
               (m) VCI and Acquisition shall have entered into a tax sharing agreement reasonably satisfactory to Acquisition and Shareholders.
               (n) Receipt by Acquisition of phase one environ-mental review relating to all locations where VCI now operates its business, which reviews are satisfactory in form and substance to Acquisition.
          4.2. Conditions Precedent to Obligations of the Shareholders. The obligations of Shareholders to sell the shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this section 4.2. Shareholders may waive any or all of these condi-tions in whole or in part without prior notice; provided, how-ever, that no such waiver of a condition shall constitute a waiver by Shareholders of any of its other rights or remedies, at law or in equity, if Acquisition or VCI shall be in default of any of its representations, warranties, or covenants under this Agreement.
               (a) each representation and warranty made by Acquisition in this Agreement shall be true and correct on and as of the date of the Closing with the same effect as though each such representation and warranty had been made or given on and as of such date;
          (b) Acquisition shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing,
               (c) no suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which otherwise seeks to affect, or could affect, the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated,
               (d) Acquisition shall have executed a Security Agreement in substantially the form of Exhibit 4.2(d) repre-senting a pledge of Acquisition's shares of VCI to secure the obligations of Acquisition under the Note referred to in paragraph 1.2(b) hereafter and such Security Agreement shall terminate upon payment of such Note.
               (e) Acquisition shall have tendered delivery of the items required under section 5.2 below.
                            ARTICLE V
                      Deliveries At Closing
          5.1.  Deliveries by the Shareholders at the Closing.
At the Closing, the Shareholders shall deliver to Acquisition the following:

               (a) stock certificates evidencing the shares of common stock to be sold in accordance with section 1.1, above, duly endorsed for transfer in blank or accompanied by appropriate stock powers duly endorsed in blank,
               (b) a certificate executed by each of the Share-holders in form satisfactory to Acquisition, certifying to the fulfillment of the conditions set forth in paragraphs
     (a), (b), and (h) of section 4.1, above,
               (c) an opinion from Robert Kasper, counsel to the Shareholders, dated as of the date of Closing, to the effect specified in Exhibit 5.1(c) to this Agreement,
               (d) written resignations effective as of the date of Closing of such directors of VCI as Acquisition may request,
               (e) general releases satisfactory to Acquisition of all claims and possible claims the Shareholders may have to the time of the Closing against VCI or any of its officers and/or directors,
               (f) the stock books, stock ledgers, minute books and corporate seals of VCI,
               (g)  Security Agreement of Shareholders, and
               (h) Stock certificates representing Shareholders' continuing ownership of VCI, for the purpose of placing a legend on such certificates indicating that such shares are
     (1) subject to the Shareholder's Agreement described in
                                   35

     Section 1.4, (2) restricted, (3) may not be transferred or assigned to any third parties, and (4) may be sold by Share-holders only pursuant to the provisions of the Shareholder's Agreement.
          5.2. Deliveries by Acquisition at the Closing. At the Closing, Acquisition shall deliver to Shareholders the following:
               (a) the consideration for the shares of stock to be purchased by Acquisition in accordance with sections 1.2(a) and 1.2(b), above,
               (b)  a certificate executed by Acquisition, in
     form satisfactory to the Shareholders, certifying to the fulfillment of the conditions set forth in paragraphs (a)
     and (b) of section 2.2, above, and
               (c) an opinion from Kenneth Hunt, counsel to Acquisition, dated as of the date of Closing, to the effect specified in Exhibit 5.2(c) to this Agreement.
               (d)  Security Agreement as set forth in paragraph
     1.3.
                           ARTICLE VI
       Additional Covenants and Agreements of the Parties
          6.1. Disclosure Schedule. Promptly following the execution and delivery of this Agreement, the Shareholders will cause to be prepared a Disclosure Schedule setting out the exceptions to representations and warranties and other informa-tion required under section 2.1 of this Agreement. At any time prior to the thirtieth (30th) day following the date on which this Disclosure Schedule is delivered, Acquisition may elect to terminate this Agreement as a result of any information set forth in the Disclosure Schedule or any information obtained in the course of the investigations or reviews by Acquisition or their respective representatives.
          6.2. Preparation of Audited Statements. Promptly following the execution and delivery of this Agreement, the Shareholders will cause to be examined and audited by the accounting firm specified in Exhibit 6.2, an unqualified opinion of the Financial Statements including Balance Sheets and Statements of Income and Cash Flow of VCI referred to in section 2.1(g)(i), which shall be prepared in accordance with generally accepted accounting principles consistently applied. Promptly following completion of this audit and at least 15 days prior to the Closing, the Shareholders shall deliver these audited financial statements to Acquisition. At the request of Acquisition, the designated representatives of Acquisition will be entitled to observe the audit procedures employed in the examination and audit of such financial statements and shall have full access to the documentation and records of VCI as if it were performing the audit. Also at the request of Acquisition, the Shareholders shall make available to Acquisition's representatives the working papers, schedules and source
materials used in the preparation, examination and audit of such Financial Statements. Shareholders's Certified Public
Accountants shall provide Acquisition with its proposed audit programs, audit procedures and scopes for Acquisition's review and acceptance prior to the commencement of the audit. The auditors additionally follow the instructions set forth in
Exhibit 6.2(a).
          6.3. Inspection. Until the Closing, the Shareholders shall cause VCI to provide Acquisition and its authorized representatives and agents, full access to all books, records, offices and other facilities and properties of VCI, and all such information with respect to the business and affairs of VCI as they may reasonably request. The Shareholders shall also cause VCI to provide such access and information to any financial institution and its representatives and agents from which Acquisition proposes to obtain financing in connection with the transactions contemplated hereby. No such review, examination, inspection, study or audit shall be deemed to be a waiver by Acquisition or release of the Shareholders from any represen-tations, warranties, covenants, conditions, liabilities or obligations set forth in this Agreement.
          6.4. No Solicitation. Upon execution of this Agree-ment, the Shareholders shall not, nor shall the Shareholders permit VCI to, directly or indirectly, initiate contact with or solicit or incur any inquiries or proposals by, enter into any discussions or negotiations or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning the business and properties of VCI to, or offer any access to their properties, books and records to, any person in connection with any possible proposal regarding a sale of the capital stock of VCI, or a merger or consolidation involving VCI, or a sale of all or a substantial portion of the assets of the Companies, or any similar transaction.
          6.5. Reasonable Efforts. Subject to the terms and conditions herein provided, the Shareholders and Acquisition each agree to use all reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
          6.6. Accounts Receivable. Shareholders guarantee to Acquisition that the unpaid balance of all accounts receivable reflected in the Closing Balance Sheet will be paid during a collection period of 90 days immediately following the Closing, except for construction retention in which case the guarantee shall be payable 60 days after notice of completion of project. Within 90 business days after delivery to Shareholders of a schedule of all these accounts receivable unpaid at the end of this collection period, Shareholders will pay to Buyer the full amount of these unpaid receivables, in cash, less (i) the amount of the reserve for doubtful accounts reflected in the Closing Balance Sheet and (ii) the amount of any receivables written off as uncollectible before the Closing Date, but paid during this collection period. All payments of the scheduled accounts made after the collection period shall promptly be paid over to Shareholders. If more than one invoice is outstanding for any customer, the "first-in, first-out" principle shall be applied in determining the invoice to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates.
          6.7. Closing Financial Statement. Shareholders agree to prepare a Proposed Financial Statement ("PFS") of VCI and cause it be examined and audited by the accounting firm specified in Exhibit 6.2, Certified Public Accountant for VCI (VCI's CPA)
as of the close of business on August 31, 1995 ("Net Worth Date") for the period from November 1, 1994 through August 31, 1995, to be prepared in accordance with generally accepted accounting principles consistently applied with those used in preparation of the Financial Statements for the year ended October 31, 1994, (referred to herein as the "Current Financial Statement") except as otherwise set forth herein. The PFS will properly reflect accruals for vacation pay and work in process and will not reflect extraordinary gains from the sale of wire and cable. The value reflected for inventory on the PFS shall be based on physical counts as of the Net Worth Date on a first-in, first-out basis and shall be consistent with the inventory provisions of paragraph 3.1(k) herein, provided however that any inventory items included in the October 31, 1993 Financial Statements shall be excluded from the PFS. The value reflected for accounts receivable on the PFS shall be determined net of the allowance for estimated uncollectible accounts established with respect thereto, the amount of said allowance to be determined in a manner consistent with the principles and practices used in establishing such allowance on the Current Financial Statement. VCI shall cause said PFS to be audited by VCI's CPA and shall cause it to be delivered to Buyer with the report of VCI's CPA to the effect that said Statement has been prepared in a manner consistent with the provisions of this Agreement. At Acquisi-tion's request, Acquisition's CPA, shall be entitled to observe the taking of physical inventories and other audit procedures employed by VCI's CPA in examining and auditing the PFS. Imme-diately following receipt of the report from VCI's CPA, VCI shall furnish to Acquisition a copy of the PFS and shall make available to Acquisition's accountants the working papers and schedules and source materials used by VCI and by VCI's CPA in preparing and reviewing the PFS and in connection with the preparation and/or audit of the financial statement referred to hereinabove. If, within fifteen (15) business days after the date on which the report of VCI's CPA is delivered to Acquisition, VCI shall not have received written notice from the Acquisition stating in detail the respects in which Acquisition claims that the PFS does not conform to the provisions hereof, or if Acquisition at an earlier date gives notice of acceptance or upon satisfaction of any discrepancies as provided hereafter in this paragraph, then said PFS so prepared by VCI shall be deemed to be the Closing Financial Statement. In the event that Acquisition within said fifteen (15) business day period gives written notice of any such objection to said PFS, then the parties and their accountants shall attempt to resolve all differences on a mutually acceptable basis and the PFS so resolved shall be the Closing Financial Statement. To the extent that such differences are not so resolved within ten (10) business days after the receipt of notice from Buyer of such objections, the cause giving rise to such difference shall be submitted to the accounting firm specified in Exhibit 6.7, independent public accountants ("Arbitrators") and any determination by such Arbitrators shall be final and conclusive and binding upon the parties hereto and the PFS as finally determined by Arbitrators shall be deemed to be the Closing Financial Statement. Acquisition shall pay $25,000 and shareholders shall pay the remainder of the fees due to VCI's
CPA.   All fees due to Arbitrators shall be paid equally by
Acquisition and Shareholders. All fees due Acquisition's firm of CPAs shall be paid by Acquisition. Shareholders' Certified
Public Accountants shall provide Acquisition with its proposed audit programs, audit procedures and scopes for Acquisition's review and acceptance prior to the commencement of the audit.
The representations and warranties made by Shareholders contained in Article II hereof, which are stated to be made with reference to the "Financial Statements" as defined in section 2.1(g), shall also be deemed to be made with reference to the "Closing
Financial Statement."
                           ARTICLE VII
                         Indemnification
          7.1. Survival of Representations and Warranties. The representations, warranties and covenants of each party contained in this Agreement or in any document delivered pursuant hereto shall be deemed continuing and shall survive the Closing and any investigation made by any party or its representatives.
          7.2. Indemnification of Acquisition. The Shareholders jointly and severally agree to indemnify Acquisition and to hold it harmless from and against any loss, cost, expense or other damage (including without limitation reasonable attorneys' fees) suffered by VCI resulting from, arising out of or incurred with respect to (i) the falsity or breach of any representation, warranty or covenant made by the Shareholders herein, in any exhibit attached hereto, or in any document delivered pursuant hereto (including instruments of conveyance), or (ii) any liabilities or obligations of VCI which are not to be assumed under the terms of this Agreement.
          7.3. Indemnification of the Shareholders. Acquisition agrees to indemnify and hold the Shareholders harmless from and against any loss, cost, expense or other damage (including, without limitation, reasonable attorneys' fees) suffered by them resulting from, arising out of or incurred with respect to (i)
the falsity or breach of any representation, warranty or covenant made by Acquisition herein, in any exhibit hereto, or in any document delivered pursuant hereto, or (ii) any failure by Acquisition to pay and/or perform any liabilities or obligations to be assumed under the terms of this Agreement.
          7.4. Limitations. Notwithstanding the foregoing, any claim for indemnification as provided above must be asserted (i) in the case of any claims arising out of matters relating to Taxes, on or before the date of the expiration of the applicable statute of limitations, and (ii) in the case of all other mat-ters, on or before 36 months after the Closing Date. If not asserted within this period, the right to assert such claims shall lapse excepting any ongoing obligations to pay and/or perform which accrue after said 36 month period.
          7.5.  Procedure Relative to Indemnification.
               (a)  in the event that any party hereto shall
     claim that such party is entitled to be indemnified pursuant to the terms of this Article VI, he or it (the "Claiming Party") shall so notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim within thirty (30) days after receipt of a notice of such claim or notice of any claim of a third party that may reasonably be expected to result in a claim by such party against the party to which such notice is given; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall specify the basis of the claim and the liability, loss, cost or expense incurred by, or imposed upon the Claiming Party on account thereof. If such liability, loss, cost or expense is liquidated in amount, the notice shall so state and such amount shall be deemed
     the amount of the claim of the Claiming Party.  If the
     amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally
     determined.
               (b) the Indemnifying Party shall, upon receipt of such written notice and at its expense, defend such claim in its own name or, if necessary, in the name of the Claiming Party; provided, however, that if the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Article VI is being sought, such matter shall be within the sole responsibility of the Claiming Party and its legal counsel.
                                   45
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     The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party.
               (c) in the event the Indemnifying Party shall notify the Claiming Party that it disputes any claim made by the Claiming Party and/or it shall refuse to conduct a defense against such claim, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim upon five (5) days notice to, but without the consent of, the Indemnifying Party. Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemni-fication provisions of this Article VI and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Claiming Party in attempting to enforce

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     indemnification under this Article V, whether the same shall be enforced by suit or otherwise.
                          ARTICLE VIII
                          Miscellaneous
          8.1.  Other Agreements.  At the time of Closing and as
a condition precedent thereto:
               (a)  Shareholders shall each enter into
     NonCompetition Agreements with Acquisition, the form of
     which is attached hereto as Exhibit 8.1(a),
               (b) Shareholders shall enter into Employment Agreements with VCI, the form of which is attached hereto as
     Exhibit 8.1(b).
          8.2. Expenses Incident to Transaction. Except as provided in section 8.14, each party shall bear his or its own expenses and costs relating to the negotiation, execution and performance of this Agreement.
          8.3. Further Assurances. After the Closing, each of the parties agrees to execute and deliver such further instru-ments and take such other actions as another party may reasonably request to carry out the transactions contemplated by this Agreement.
          8.4. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of California, regardless of the laws that might otherwise govern under applica-ble principles of conflicts of law.
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          8.5.  Notices.  All notices and other communications
required or permitted to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, when sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or three (3) days after deposited in the United States Mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

               if to Acquisition:

               Sydney B. Lilly
               c/o The Diana Corporation
               8200 West Brown Deer Road
               Suite 200
               Milwaukee, Wisconsin 53223

               with a copy to:

               Kenneth Hunt
               Godfrey & Kahn
               780 North Water Street
               Milwaukee, Wisconsin  53202

               if to the Shareholders addressed to each of the
     Shareholders c/o:
               Valley Communications Incorporated
               4026 Clipper Court
               Fremont, CA  94538

               with a copy to:

               Attorney:  Robert Kasper
               P.O. Box 574
               Walpole, New Hampshire  03608-0574

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          8.6.  Set Off.  If Acquisition claims against
Shareholders or any of them under Article VII hereof, or otherwise liquidated, and the claim is otherwise finally determined, Acquisition may, in addition to any other remedies which may be available to Acquisition, set off such amounts against any amounts otherwise due or owing to Shareholders, or any of them, including without limitation, any amounts owed under any employment agreements or notes payable to Shareholders under section 1.2 hereof or in connection with any ownership interest of Shareholders in VCI.
          8.7.a. Publicity. No public announcement regarding this Agreement or the transactions contemplated hereby shall be made without the mutual consent of the Shareholders and Acqui-sition, except as may be required by law.
          8.7.b. Confidentiality. The parties hereto agree that prior to and after the Closing Date, all of the parties will hold in strict confidence all data and information regarding this transaction of the business of VCI, except as may be either required by law or in conducting due diligence investigations by Acquisition. If the transaction is not completed, Acquisition will, on demand, return to Shareholders any documents prepared or made available to Acquisition.
          8.8. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and super sedes all prior agreements and understandings relating to the subject matter hereof.
          8.9. Modification. No modification or waiver of any of the provisions of this Agreement or consent to any departure therefrom shall be effective unless in writing.
          8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute but one and the same agreement and shall become binding upon the parties when each party hereto has executed one or more counterparts.
          8.11. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respec-tive successors and assigns. This Agreement shall not be deemed to confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns.
          8.12. Termination and Abandonment. This Agreement may be terminated and the transactions provided for by this Agreement may be abandoned at any time on or before the Closing:
               (a) by Acquisition, in accordance with section 6.1, above, without liability on the part of Acquisition,
               (b)  by Acquisition, if any of the material
     conditions of section 4.1, above, have not been met as of the date of the Closing, without liability on the part of Acquisition or
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
               (c) by the Shareholders, if any of the material conditions of section 4.2 above, have not been met as of the date of the Closing, without liability on the part of any of the Shareholders.
In the event of termination and abandonment by any party as provided in this section, this Agreement shall become void and have no further effect, except any claim for damages arising out of a breach of this Agreement shall not be lost or waived by reason of such termination. Written notice of any such termination shall be given by the party so terminating to other parties hereto.
          8.13. Hart-Scott-Rodino. In the event Acquisition determines it is required to file an application or registration pursuant to the Hart-Scott-Rodino Antitrust Improvements Act in connection with the transactions contemplated in this Agreement, any application, registration or filing fee shall be paid by Shareholders. Shareholders shall be jointly and severally liable for payment to Acquisition of any such amount.
          8.14. Brokers Fee. Acquisition shall pay at Closing the fee payable to the Bentley Companies in an amount not to exceed $250,000.
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Executed on the date first above written.
                              C&L ACQUISITION CORPORATION
                              ("Acquisition")


                              By: \s\ Donald E. Runge, President


                              SHAREHOLDERS


                              \s\ Henry Mutz


                              \s\ Chris O'Connor


                              \s\ Ken Hurst